Filed Pursuant to Rule 433

Registration No. 333-255899 and 333-255899-05

$1.25bn Nissan Auto Receivables 2023-B Owner Trust (NAROT)

Joint Leads: Mizuho (str), BofA, MUFG, Wells

Co-Mgrs: BNP, Citi, Scotiabank, US Bancorp

- Anticipated Capital Structure -

CLS	$AMT(MM)*	WAL	M/F **	P.WIN	E.FIN	L.FIN	BNCH SPRD	YLD%	CPN%	$PX

A-1	352.000	0.30	P-1/F1+	1-8	6/24	11/15/24	I-CRV +20	5.709%	5.709	100.00000
A-2A	219.500	1.06	Aaa/AAA	8-19	5/25	5/15/26	I-CRV +59	6.026%	5.95	99.99853
A-2B	219.500	1.06	Aaa/AAA	8-19	5/25	5/15/26	SOFRA30A +56			100.00000
A-3	376.000	2.20	Aaa/AAA	19-37	11/26	3/15/28	I-CRV +85	6.014%	5.93	99.97970
A-4	83.000	3.40	Aaa/AAA	37-44	6/27	10/15/30	I-CRV +103	6.040%	5.96	99.98380

** Expected ratings

Transaction Details:

* Ticker: NAROT 2023-B

* Offered Size: $1.25bn

* Format: Public/SEC Registered

* Pricing speed: 1.30% ABS to 5% Call

* Expected Ratings: Moody’s/Fitch

* ERISA Eligible: Yes

* EU RR Eligible: No

* Min denoms: $1k x $1k

* Expected Settlement: October 25, 2023

* First Payment Date: November 15, 2023

* Bill and Deliver: Mizuho

Available Information:

* Preliminary Prospectus (Attached)

* Roadshow: www.dealroadshow.com

Passcode: NAROT23B

* Intex CDI File (Attached)

Intex Dealname: mznarot23b_base

Password: 74Y2

--Company is available for conference calls upon request--

CUSIPS:

A1 65480M AA1

A2A 65480M AB9

A2B 65480M AC7

A3 65480M AD5

A4 65480M AE3

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The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403